Exhibit 10.1
RETIREMENT AGREEMENT
          I, Richard C. Steber, understand my last day of employment with Gardner Denver is January 2, 2009 (“Retirement Date”), and I accept the following, which Gardner Denver, Inc., including its agents, employees, officers, directors, insurers, subsidiaries, affiliates, successors and assigns (collectively “GDI”) promises to me, in consideration for the promises I make in this Waiver and Release Agreement (this “Agreement”), and in satisfaction of any and all obligations owed, financial or otherwise, due or payable to me by GDI:
•	payment of the sum of One Hundred and Forty Five Thousand Five Hundred and No/100’s Dollars ($145,500.00), a payment equivalent to twenty six (26) weeks of pay, to be made payable to me in lump sum, less applicable withholdings, payable no earlier than the first practicable payroll date occurring at least eight (8) days after my acceptance of and signature on this Agreement;

•	payment of the sum of Six Thousand Six Hundred and Forty Two and 00/100’s Dollars ($6,642.00), a payment equivalent to six (6) months of COBRA medical insurance premiums, to be made payable to me in lump sum, less applicable withholdings, payable no earlier than the first practicable payroll date occurring at least eight (8) days after my acceptance of and signature on this Agreement; and

•	Other Benefits:
o	My eligibility and right to payment under the GDI retirement savings plan and supplemental excess defined contribution plan will be governed exclusively by the terms and conditions of applicable plan document(s), using my Retirement Date as my separation from service and/or termination date as such is defined in the applicable plan document(s); I understand that my contributions and the company contributions will cease on my Retirement Date.

o	All my stock options will automatically vest on my Retirement Date and will remain exercisable for the shorter of five (5) years or the original expiration date, as prescribed in the GDI Long-Term Incentive Plan.

o	Any unvested restricted stock and restricted stock units will automatically vest on my Retirement Date. The shares underlying the restricted stock units will be issued no earlier than six (6) months following my Retirement Date and no later than July 31, 2009.

o	My future participation in any GDI bonus plan, including but not limited to the Executive Annual Bonus Plan and the Long-Term Incentive Plan, will cease as of my Retirement Date.
▪	I will receive full payment of the amount that would have been otherwise payable if my eligibility continued under the 2008 Executive Annual Bonus Plan and the 2006 Long-Term Cash Bonus Opportunity if, and to

Retirement Agreement

the extent, the financial conditions for these bonus payments are met as of December 31, 2008, payable no later than March 15, 2009.

▪	I will be eligible to receive a pro-rata share (based on service through January 2, 2009) of the 2007 and 2008 Long Term Bonus Opportunity payments to be made no later than March 15, 2010 and 2011, respectively, if, and to the extent, the conditions for these bonus payments are met (except your continuing employment by the Company).
o	I understand that I will continue to receive GDI’s executive tax return preparation service regarding my 2008 tax return and tax planning services through Rubin Brown, up to an aggregate amount no greater than $6,000.00.

o	I understand that the payments hereunder are inclusive of any and all vacation pay entitlements.

o	I understand that all other company benefits cease on my Retirement Date.
          (1.) Complete and General Release. I understand this is a complete and general release. In exchange for the promises made by GDI in this Agreement, which I acknowledge are sufficient, I, for myself and my heirs, executors, administrators, successors and assigns, release and forever discharge and promise not to sue GDI with respect to any claims (including without limitation, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, costs, losses, expenses and demands whatsoever, at law or in equity, or before any federal, state or local administrative agency, whether known or unknown, whether accrued or unaccrued, whether contingent or certain) which I now have, or any claims whatsoever which may hereafter accrue on account of the events, circumstances or occurrences related to my employment and separation from employment with GDI up to and including the effective date of this release, including without limitation any claims such as claims under the Age Discrimination in Employment Act, of 1967, 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq.; the Family and Medical Leave Act; 29 U.S.C. § 1981; any applicable law under the laws of the State of Illinois; breach of contract; any intentional or negligent tort; conversion; wrongful discharge; retaliation; intentional infliction of emotional distress; outrage; any claims for present or future effects of past events or actions, and any claims for the violation of any other federal, state, local or other applicable law. I am not releasing rights or claims that may arise after the date this release is signed.
          (2.) Return of All GDI Property. I also agree that on my Retirement Date, I will return to my immediate supervisor all property of GDI, including but not limited to keys, access cards, electronics, storage media, machinery, computer files and documents, and any other property of GDI’s in my possession related to GDI’s business or customer information.
          (3.) No Admission of Liability. In further consideration of the promises made by GDI in this Agreement, I expressly acknowledge that GDI’s promises described above shall not be considered an admission of liability in any manner whatsoever; and that such promises also

Retirement Agreement

represent payment in full satisfaction of all claims or potential claims for separation pay, costs, expenses and attorneys’ fees arising out of or pertaining to my employment with GDI.
          (4.) Indemnification of Tax Liability. In further consideration of the promises made by GDI in this Agreement, I further acknowledge and agree that any tax consequence resulting from any payment and benefit described above is solely my responsibility, and I further agree to indemnify GDI for any tax liability, penalty or interest GDI may incur as a result of any such payment and benefit.
          (5.) Employee Non-Disclosure Agreement and the Invention Assignment Agreement. I hereby certify that I have complied with and will continue to comply with all the terms of the Employee Non-Disclosure Agreement and the Invention Assignment Agreement signed by me with GDI and acknowledge my obligations thereunder to maintain the confidentiality of confidential and proprietary information received or learned by me during my employment with GDI.
          (6.) Cooperation. I also agree that I will cooperate with GDI and its attorneys in the prosecution or defense of any litigation, or matters concerning which litigation subsequently arises, which occurred or accrued during my employment, and I understand that I will be reimbursed for reasonable expenses incurred through such cooperation.
          (7.) Non-solicitation. I further agree that I will not, for a period of twelve months following my separation from service, solicit, take away or attempt to take away, directly or indirectly, any customers or employees of GDI, either for myself or as an employee of any person, firm, or corporation or other entity engaged in, or planning to engage in the manufacture and sale of pumps competitive with those manufactured and sold by GDI.  I acknowledge and agree that my breach of the covenants contained in this paragraph will cause immediate and irreparable harm to GDI, that the restrictions of this paragraph are reasonable, and that GDI shall be entitled to injunctive relief to arrest any continuing breach of this paragraph and to actual and consequential damages resulting therefrom.
          (8.) SEC Compliance. I also understand and agree that for the six (6) months following my Retirement Date, I will remain subject to Section 16 of the Securities and Exchange Act of 1934 with respect to certain transactions in GDI stock. In addition, I agree to refrain from making open market purchases or sales of GDI stock while I am in possession of material, non-public information about GDI. Accordingly, I will be required to obtain pre-clearance from GDI’s Corporate Secretary prior to engaging in purchases or sales of GDI stock through February 28, 2009. I also understand failure to abide in this requirement will result in the immediate forfeiture of my remaining stock options and restricted stock.
          (9.) Payment. I agree that any payment, reimbursement and benefit provided for under this Agreement shall be paid and provided pursuant to the terms stated above, but in no event shall any such payment or reimbursement be made or benefit provided later than March 15 of the calendar year occurring after the termination of employment contemplated by this Agreement. Further, to the extent that any of the cash amounts or other benefits provided for in this Agreement constitute a reimbursement or in-kind benefit, I agree that such reimbursement or

Retirement Agreement

in-kind benefit is (1) only for such expenses incurred during the period of time specified; (2) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (3) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
          (10.) Interpretation and Severability. I agree that all terms and conditions of this Agreement applicable to any non-qualified deferred compensation shall be construed to be in accordance with the non-qualified deferred compensation requirements for an involuntary termination under Section 409A of the Internal Revenue Code, including but not limited to its short term deferral exception, and any offending or non-compliant terms shall be amended, voided and/or reformed to the extent necessary to comply with Section 409A. I further agree that if any part or provision of this Agreement is deemed by any court to be unlawful or void or voidable for any reason, the remainder shall remain in full force and effect.
          (11.) Assignment. I agree that GDI may assign its rights and privileges under this Agreement without my express consent, and GDI’s rights under this Agreement will automatically inure to the benefit of any successor of GDI.
          (12.) Consideration Period. I understand I have the right to consult with an attorney before executing this Agreement. I acknowledge and agree that I have been provided forty-five (45) days within which to consider whether I should accept and sign this Agreement and waive and release all claims and rights arising under the Age Discrimination in Employment Act (“ADEA”). If I accept and sign this Agreement within forty-five (45) days of receiving it, I shall have an additional seven (7) days within which to revoke this Agreement. Revocation must be in writing, delivered by Federal Express next-day delivery, directed to Jeremy T. Steele, 1800 Gardner Expressway, Quincy, Illinois 62305 and must say, “I hereby revoke my signature on the General Release and Waiver Agreement dated January 2, 2009.” Additionally, I have been provided with the job titles and ages of individuals eligible for this severance, and the job titles and ages of individuals in the same organizational unit who are not eligible for this severance. I agree that this Agreement is written in plain and understandable language, and that I have read and understand it.
          (13.) Entire Agreement. I represent and warrant that no promise, inducement or agreement that is not contained in this Agreement has been made to me and that this Agreement contains the entire agreement between GDI and me.
          (14.) Choice of Law. Finally, I agree that this Agreement will be governed by and construed in accordance with the laws of the State of Illinois, and that any action concerning this agreement (other than an action brought by GDI to enforce the non-disparagement, confidentiality, or non-solicitation provisions, which may be brought in any court of competent jurisdiction) must be brought in Adams County, Illinois.
          SIGNED, SEALED and DELIVERED this, the 6th day of January 2009.

Retirement Agreement

/s/ Richard C. Steber
Richard C. Steber

STATE OF CONNECTICUT	)
)
COUNTY OF FAIRFIELD	)
          I, the undersigned notary public in and for said county in said state, certify that the individual whose name is signed to this Agreement above, and who is known to me, acknowledged before me on this day that, being informed of the contents of this Agreement, the individual executed the same voluntarily on this day.
          Given under my hand and official seal this, the 6th day of January, 2009.

Notary Public
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